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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                                January 15, 1998

                            INTERWEST BANCORP, INC.

             (Exact name of registrant as specified in its charter)

                                   WASHINGTON
                 (State or other jurisdiction of incorporation)

                    0-26632                       91-1691216
          ------------------------      -------------------------------
          (Commission File Number)      IRS Employer Identification No.

                              275 S.E. Pioneer Way
                              Oak Harbor, WA 98227
              (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: (360) 679-4181

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ITEM 5 - OTHER EVENTS

     On January 15, 1998, InterWest Bancorp, Inc., Oak Harbor, Washington ("Interwest") entered into a definitive agreement (the "Agreement") with Pacific Northwest Bank ("Pacific"). Under the terms of the Agreement, Pacific will be reorganized as a separate banking subsidiary of InterWest.

     The Agreement provides that Pacific's common stock will be exchanged for shares of Interwest common stock pursuant to a fixed exchange ratio. The aggregate value of the consideration is approximately $60 million.

     In connection with the acquisition, Interwest and Pacific entered into a Stock Option Agreement dated January 15, 1998 ("Option Agreement") whereby Pacific granted Interwest an option to purchase 19.9% of Pacific's common stock at a price of $85.00 per share. The Option Agreement is exercisable upon the occurrence of certain transactions, all of which generally involve significant sales of Pacific's assets and/or voting control to third parties.

     Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory approvals and approval by shareholders of Pacific. For information regarding the terms of the proposed transaction, reference is made to the Agreement, Option Agreement and the press release dated January 15, 1998, which are attached hereto as Exhibits 2.1, 10 and 99, respectively, and incorporated herein by reference.

ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

     (a)  Financial statements - not applicable.

     (b)  Pro forma financial information - not applicable.

     (c)  Exhibits:

           2 Agreement and Plan of Reorganization and Merger dated January 15, 1998

          10        Stock Option Agreement dated January 15, 1998

          99        Press Release issued by Interwest dated January 15, 1998



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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          Dated: January 15, 1998


                                   INTERWEST BANCORP, INC.


                                   By  /s/ STEPHEN M. WALDEN
                                       ------------------------
                                       Stephen M. Walden
                                       President and Chief Executive Officer











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